Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Shares of USA Truck, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

1.	Knight Transportation, Inc.
2.	Knight Capital Growth LLC

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 26th day of September, 2013.

Knight Transportation, Inc.
by:	/s/ Kevin P. Knight
Name:	Kevin P. Knight
Title:	Chief Executive Officer

Knight Capital Growth LLC
by:	/s/ Kevin P. Knight
Name:	Kevin P. Knight
Title:	Chief Executive Officer